Exhibit 99.1

News Release

Contact: Richard L. Greslick, Jr. Secretary (814) 765-9621 FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION HOLDS ANNUAL MEETING

Clearfield, Pennsylvania - April 19, 2016

Following the annual meetings of CNB Financial Corporation [Nasdaq:CCNE] and CNB Bank today, CNB Financial Corporation announced that its shareholders re-elected Class 2 directors Dennis L. Merrey, Richard L. Greslick, Jr., Deborah Dick Pontzer and Nicholas N. Scott, Jr., each for a three-year term expiring at the 2019 annual meeting. In addition, Class 1 directors Francis X. Straub, III and Peter C. Varischetti were elected for a one-year term expiring at the 2017 annual meeting

The following Corporation directors retained their positions but were not standing for election this year: William F. Falger, Jeffrey S. Powell, James B. Ryan, Peter F. Smith, Joseph B. Bower, Jr., Robert W. Montler, Joel E. Peterson, and Richard B. Seager.

In addition to the election of directors, shareholders ratified the appointment of CNB Financial Corporation’s independent auditors, Crowe Horwath LLP, for the year ending December 31, 2016 and approved on an advisory basis the Corporation’s compensation program for its named executive officers.

Chairman Dennis L. Merrey conducted the meeting and welcomed the shareholders present. Mr. Merrey introduced Mr. Joseph B. Bower, Jr., President & Chief Executive Officer of CNB Financial Corporation and CNB Bank, and Mr. Brian W. Wingard, Treasurer of CNB Financial Corporation and Chief Financial Officer of CNB Bank, to address the shareholders. Mr. Wingard provided an overview of the Corporation’s financial performance for the last five years and discussed the Corporation’s capital position.

Mr. Bower then provided an overview of the Corporation’s market areas served by its 38 full-service branches and its three loan production offices, as well as the two full-service branches that will be obtained through the acquisition of Lake National Bank in Mentor, Ohio, which was announced in December 2015. Mr. Bower continued by outlining the Corporation’s five pillars of success – leadership in local communities, exceptional customer service, employee development, a consistent approach to growth, and a solid foundation of technology. Mr. Bower concluded his remarks by describing the Corporation’s strategy to build its infrastructure to support future growth and the evolution of the Corporation’s branch network to provide a more efficient and improved customer experience.

Inquiries regarding Investor Relations of CNB Financial Corporation stock (CCNE) will be answered by phoning (814) 765-9621.

CNB Bank is the primary subsidiary of CNB Financial Corporation and has twenty-one community offices in Cambria, Clearfield, Centre, Elk, Indiana, Jefferson, and McKean counties and a loan production office in Hollidaysburg, Pennsylvania. ERIEBANK is a division of CNB Bank and currently operates eight full service offices in Erie, Harborcreek, Meadville and Warren, PA and a loan production office in Ashtabula, Ohio. FCBank is a division of CNB Bank and currently operates nine full service offices in Bucyrus, Cardington, Dublin, Fredericktown, Mt. Hope, Shiloh, Upper Arlington, and Worthington, Ohio and a loan production office in Lancaster, Ohio. Holiday Financial Services Corporation is a subsidiary of CNB Financial Corporation and currently has offices in Bradford, Clarion, Clearfield, Dubois, Ebensburg, Erie, Hollidaysburg, Huntingdon, Indiana, Johnstown, Ridgway, and State College, PA.

CNB Bank’s website is www.cnbbank.bank, ERIEBANK’s website is www.eriebank.bank, FCBank’s website is www.fcbank.bank and Holiday Financial Service Corporation’s website is www.holidayfinancialservices.com.